ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-137902

Dated February 6, 2008

Buffered Underlying Securities (BUyS) Linked to

the Deutsche Bank Balanced Currency Harvest (USD) Index

3 Year Maturity	■	100% –120%	Participation Rate	■	10% Buffer

Indicative Terms & Conditions: February 6, 2008	Offering Period: February 6, 2008 – February 26, 2008

Summary Terms of Note

Issuer	:	Deutsche Bank AG, London Branch (Moody’s Aa1, S&P AA)†

Index	:	Deutsche Bank Balanced Currency Harvest (USD) Index

Denomination	:	$1,000.00 per security (minimum investment $1,000)

Maturity	:	On or around February 28, 2011

Issue Price	:	100%

Buffer Level	:	10%

Participation Rate	:	100% - 120%. The actual Participation Rate will be set on the Trade Date.

Index Starting Level	:	Index closing level on the Trade Date

Index Ending Level	:	Index closing level on the Final Valuation Date

Payment at Maturity	:

The payment you will receive for each security that you hold at maturity will depend on the Index Ending Level relative to the Index Starting Level as follows:

•       If the Index Ending Level is greater than or equal to the Index Starting Level, you will receive a cash payment per $1,000 security face amount that provides you with a return on your investment equal to the Index Return multiplied by the Participation Rate. Accordingly, your payment at maturity per $1,000 security face amount will be calculated as follows:

$1,000 + ($1,000 x Index Return x Participation Rate)

•       If the Index Ending Level is less than the Index Starting Level, and the decline is equal to or less than the Buffer Level, you will receive a cash payment of $1,000 per $1,000 security face amount.

•       If the Index Ending Level is less than the Index Starting Level, and the decline is greater than the Buffer Level, you will lose 1% of the face amount of your securities for every 1% that the Index declines beyond the Buffer Level. Accordingly if the Index Return is less than -10%, your payment at maturity per $1,000 security face amount will be calculated as follows:

$1,000 + [$1,000 × (Index Return + Buffer Level)]

†

A credit rating is not a recommendation to buy, sell or hold the securities, and may be subject to revision at any time by the assigning rating agency. Any rating assigned to the securities does not enhance, affect or address the likely performance of the securities other than the ability of the Issuer to meet its obligations.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this product snapshot relates. Before you invest, you should read the prospectus in that registration statement and the other documents, including term sheet No. 317J-3, relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, term sheet No. 317J-3 and this product snapshot if you so request by calling toll-free 1-800-322-6939.

Index Return	:	Index Ending Level – Index Starting Level Index Starting Level

Deutsche Bank Balanced Currency Harvest (USD) Index	:	The Index is intended to reflect a strategy of purchasing 3-month forward contracts on certain currencies in jurisdictions with high interest rates and selling 3-month forward contracts on certain currencies in jurisdictions with low interest rates. This strategy is based on the view that foreign currency forward rates are biased estimators of future foreign currency spot rates and that currencies that trade at a forward discount tend to outperform on average currencies that trade at a forward premium.

Eligible Currencies (G10)	:	U.S. Dollar, Euro, Sterling, Swiss Franc, Japanese Yen, Canadian Dollar, Australian Dollar, New Zealand Dollar, Norwegian Krone and Swedish Krona

Eligible Currencies (non-G10)	:	Brazilian Real, Czech Koruna, Hungarian Forint, Korean Won, Mexican Peso, Polish Zloty, Singapore Dollar, Turkish Lira, Taiwanese Dollar and South African Rand

Index Recomposition	:	At each quarterly recomposition, the sponsor selects the G10 currencies with the two highest and two lowest interest rates and subsequently selects the currencies with the three highest and three lowest interest rates from the remaining G10 currencies and the non-G10 currencies. The five selected currencies with high interest rates are “Long Currencies” and the five currencies with low interest rates are “Short Currencies”. The Index reflects notional long forward positions in the Long Currencies and notional short forward positions in the Short Currencies. These positions are equally weighted.

Offering Period	:	Offering period ends on or around February 26, 2008 at 10:00 a.m. EST

Trade Date	:	On or around February 26, 2008

Settlement Date	:	On or around February 29, 2008

Final Valuation Date	:	On or around February 22, 2011

Maturity Date	:	On or around February 28, 2011

CUSIP/ISIN	:	2515A0 MU 4 / US2515A0MU42

BUyS Product Snapshot

Indicative Terms

Structure:

• Index:	Deutsche Bank Balanced Currency Harvest (USD) Index Bloomberg: DBHVBUSI <INDEX> https://index.db.com/do/product/dynamic/BalancedCurrencyHarvestUSD
• Maturity:	Three Years
• Buffer Level:	10%
• Index Participation:	100% to 120% (to be determined on the Trade Date)

Positioning:

•

A currency alternative that has its returns linked to the performance of an index that reflects a multi-currency investment strategy that takes long positions in high yielding currencies and short positions in low yielding currencies with an automatic, quarterly, rules-based rebalancing.

•	100% to 120% (to be determined on the Trade Date) upside participation (no caps/calls/averaging) in the Index.
•	At maturity, BUyS will outperform the Index if the Index Ending Level is less than the Index Starting Level.

Best Case Scenario:

•	If the Index increases, investors receive up to 100% to 120% (to be determined on the Trade Date) of the performance of the Index at maturity.
•	Investment is not capped, callable or averaged.

Worst Case Scenario:

•	If the Index declines below the Index Starting Level by more than the Buffer Level, an investment in the securities will decline by 1% for every 1% decline in the Index beyond the Buffer Level.
•	Subject to the credit of the Issuer, the maximum loss on an investment is 90%.

Risk Considerations:

•	Because the securities are not 100% principal protected and an investor’s return is linked to the performance of the Index, investors may lose up to 90% of their initial investment.
•	Return on the securities is linked to the performance of the Index.
•	An investment in the securities is subject to the credit of the Issuer.

Investing in the securities involves a number of risks. See “Selected Key Risks” in this product snapshot, “Selected Risk Considerations” in the accompanying term sheet and “Risk Factors” in the accompanying product supplement.

Hypothetical Scenario Analysis at Maturity:

•	Hypothetical scenario analysis contained herein does not reflect advisory fees, brokerage or other commissions, or any other expenses that an investor may incur in connection with the securities.
•

No representation is made that any trading strategy or account will, or is likely to, achieve returns similar to those shown. Hypothetical results are neither an indicator nor a guarantee of future returns. Actual results will vary, perhaps materially, from the analysis below.

•	Hypothetical scenario analysis assumes a Participation Rate of 110.00%. The actual Participation Rate will be determined on the Trade Date.

Indicative Terms and Conditions – February 6, 2008

Historical Performance of the Deutsche Bank Balanced Currency Harvest (USD) Index

Because the Index was created on December 19, 2005, Index levels for all dates prior to December 19, 2005 were calculated retrospectively based on actual historical currency forward rates using the same methodology as described above, except that the forward rates are based on Bloomberg quotations and not Reuters quotations. All prospective investors should be aware that no actual investment that allowed a tracking of the performance of the Index was possible at any time prior to December 19, 2005. In addition, the currencies comprising the Index at particular dates in the following graph are extremely likely to be different from the currencies comprising the Index on or after the date hereof. Past performance of the Index is no guarantee of future results. The following graph shows monthly prices of the Index from September 30, 2000 through February 5, 2008. The closing level of the Index on February 5, 2008 was 263.01.

Historical Return Performance of the Deutsche Bank Balanced Currency Harvest (USD) Index

Year	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Total
2002	2.41%	0.88%	3.34%	1.42%	0.81%	-5.38%	-2.71%	3.14%	0.27%	2.84%	5.96%	3.13%	16.11%
2003	2.27%	2.13%	-1.48%	9.25%	0.95%	4.43%	0.07%	1.34%	1.68%	1.83%	2.36%	2.41%	27.22%
2004	1.65%	3.41%	-0.29%	-2.03%	-1.70%	0.68%	2.79%	1.15%	2.24%	0.32%	2.20%	1.66%	12.07%
2005	2.15%	1.98%	-0.62%	1.95%	3.88%	2.61%	0.39%	-0.83%	4.33%	1.56%	2.50%	-2.85%	17.06%
2006	0.02%	2.33%	-3.90%	-0.59%	-6.88%	1.57%	3.72%	3.05%	-0.91%	3.10%	-1.63%	3.24%	3.12%
2007	1.40%	0.32%	2.14%	2.70%	2.87%	2.74%	-0.60%	-3.98%	4.69%	3.15%	-3.82%	1.16%	13.09%
2008	-2.46%

Historical Composition of the Deutsche Bank Balanced Currency Harvest (USD) Index

Rebalancing Date	Long Component					Short Component
9-13-2000	TRY	PLN	MXN	NOK	USD	JPY	CHF	SGD	SEK	EUR
12-13-2000	TRY	PLN	MXN	NOK	NZD	JPY	CHF	SGD	SEK	EUR
3-14-2001	TRY	PLN	MXN	NOK	NZD	JPY	CHF	SGD	SEK	EUR
6-13-2001	TRY	BRL	PLN	NOK	NZD	JPY	CHF	SGD	USD	SEK
9-12-2001	TRY	BRL	PLN	NOK	NZD	JPY	CHF	SGD	USD	CAD
12-12-2001	TRY	BRL	PLN	NOK	NZD	JPY	USD	SGD	CHF	CAD
3-13-2002	TRY	BRL	ZAR	NOK	NZD	JPY	CHF	SGD	USD	CAD
6-12-2002	TRY	BRL	ZAR	NOK	NZD	JPY	TWD	SGD	CHF	USD
9-11-2002	TRY	ZAR	HUF	NOK	NZD	JPY	CHF	TWD	SGD	USD
12-11-2002	TRY	ZAR	HUF	NOK	NZD	JPY	CHF	SGD	USD	TWD
3-12-2003	TRY	BRL	ZAR	NZD	NOK	JPY	CHF	SGD	TWD	USD
6-11-2003	TRY	BRL	ZAR	NZD	AUD	JPY	CHF	TWD	SGD	USD
9-10-2003	TRY	BRL	ZAR	NZD	AUD	JPY	CHF	SGD	THB	USD
12-10-2003	TRY	BRL	HUF	AUD	NZD	JPY	CHF	SGD	USD	THB
3-10-2004	TRY	BRL	HUF	AUD	NZD	JPY	CHF	SGD	USD	THB
6-9-2004	TRY	BRL	HUF	NZD	AUD	JPY	CHF	SGD	USD	THB
9-8-2004	TRY	BRL	HUF	NZD	AUD	JPY	CHF	SGD	THB	USD
12-8-2004	TRY	BRL	HUF	NZD	AUD	JPY	CHF	TWD	SGD	NOK
3-9-2005	TRY	BRL	MXN	NZD	AUD	JPY	CHF	TWD	CZK	SGD
6-8-2005	TRY	BRL	MXN	NZD	AUD	JPY	CHF	TWD	CZK	SEK
9-14-2005	TRY	BRL	MXN	NZD	AUD	JPY	CHF	SEK	CZK	TWD
12-19-2005	TRY	BRL	MXN	NZD	AUD	JPY	CHF	SEK	CZK	TWD
3-14-2006	TRY	BRL	MXN	NZD	AUD	JPY	CHF	SEK	CZK	TWD
6-20-2006	TRY	BRL	MXN	NZD	AUD	JPY	CHF	SEK	CZK	TWD
9-18-2006	TRY	BRL	ZAR	NZD	AUD	JPY	CHF	SEK	CZK	TWD
12-20-2006	TRY	BRL	ZAR	NZD	AUD	JPY	CHF	SEK	CZK	TWD
3-21-2007	TRY	BRL	ZAR	NZD	AUD	JPY	CHF	SGD	CZK	TWD
6-20-2007	TRY	BRL	ZAR	NZD	AUD	JPY	CHF	SGD	CZK	TWD
9-12-2007	TRY	BRL	ZAR	NZD	AUD	JPY	CHF	SGD	CZK	TWD
12-12-2007	TRY	BRL	ZAR	NZD	AUD	JPY	CHF	SGD	KRW	TWD

Current Composition of the Deutsche Bank Balanced Currency Harvest (USD) Index

Long Currencies: Turkish Lira, Brazilian Real, South African Rand, New Zealand Dollar and Australian Dollar.

Short Currencies: Japanese Yen, Swiss Franc, Singapore Dollar, Korean Won and Taiwanese Dollar.

Selected Key Risks

•

LIMITED PROTECTION AGAINST LOSS — Payment at maturity of your initial investment in the securities is protected against a decline in the Index Starting Level, as compared to the Index Ending Level, of up to 10%. If the Index Ending Level is less than the Index Starting Level by more than the Buffer Level of 10%, for every 1% decline beyond 10% you will lose an amount equal to 1% of the face amount of your securities. For example, an Index Return of -20% will result in a loss of 10% of your initial investment. You could lose up to $900 for each $1000 security face amount that you invest. The payment of any amount due at maturity remains subject to our ability to pay our obligations as they become due.

•

STRATEGY RISK — The strategy reflected in the Index takes the view that by taking long positions in high yielding currencies and short positions in low yielding currencies, an investor’s gain from interest rate differentials in the high yielding jurisdictions will exceed any potential losses from currency rate risk. The Issuer provides no assurance that this expectation is or will remain valid. Various market factors and circumstances at any time and over any period could cause and have in the past caused investors to become more risk averse to high yielding currencies. Such risk aversion is greater with respect to the non-G10 currencies, which may be volatile and subject to large fluctuations, devaluations, exchange controls and inconvertibility, which would negatively affect the value of the securities.

•

GAINS IN COMPONENTS OF THE INDEX MAY BE OFFSET BY LOSSES IN OTHER INDEX COMPONENTS — The securities are linked to the performance of the Index, which is composed of multiple currency positions. Any gain in one position may be offset by a loss in another position.

•

CURRENCY MARKETS MAY BE HIGHLY VOLATILE — Currency markets may be highly volatile, particularly in relation to emerging or developing nations’ currencies and, in certain market conditions, also in relation to developed nations’ currencies.

•	LEGAL AND REGULATORY RISKS — Legal and regulatory changes could adversely affect currency rates.

•

THE CURRENCY PRICES REFLECTED IN THE INDEX ARE SUBJECT TO EMERGING MARKETS’ POLITICAL AND ECONOMIC RISKS — The Index components may include emerging market countries that are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. Political or economic instability is likely to have an adverse effect on the performance of the Index, and, consequently, the return on the securities.

•

IF THE LIQUIDITY OF THE INDEX COMPONENTS IS LIMITED, THE VALUE OF THE SECURITIES WOULD LIKELY BE IMPAIRED — Currencies and derivatives contracts on currencies may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the Final Valuation Date would likely have an adverse effect on the closing level of the Index, and therefore, on the return on your securities.

•

POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE THE ISSUER, THE CALCULATION AGENT FOR THE SECURITIES, THE SPONSOR AND THE CALCULATION AGENT FOR THE INDEX ARE THE SAME LEGAL ENTITY — Deutsche Bank AG is the Issuer and the calculation agent for the securities, and the Sponsor and the calculation agent for the Index. There can be no assurance that any determinations made by Deutsche Bank AG in these various capacities will not affect the value of the securities or the level of the Index. Because determinations made by Deutsche Bank AG in these roles may affect the payment at maturity, potential conflicts of interest may exist between Deutsche Bank AG and you.

•

LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Deutsche Bank AG or an affiliate intends to offer to purchase the securities in the secondary market but is not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or an affiliate is willing to buy the securities. Accordingly, you should intend to hold the securities until maturity.

•

MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES — In addition to the level of the Index on any day, the value of the securities will be affected by a number of economic, market and political factors that may either offset or magnify each other, including: the expected volatility of the Index, the time to maturity of the securities, the market price of the Index components, interest and yield rates in the market generally and in the markets of the Index components, a variety of economic, financial, political, regulatory or judicial events, supply and demand for the securities, and our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•

WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE INDEX OR THE MARKET VALUE OF THE SECURITIES.

•

COUNTERPARTY RISK — The receipt by you of monies owed under the securities is subject to and dependent upon the Issuer’s ability to pay such monies. Consequently, you are subject to counterparty risk and are susceptible to risks relating to the creditworthiness of Deutsche Bank AG.

•

THE U.S. TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — Significant aspects of the U.S. federal income tax treatment of the securities are uncertain, and no assurance can be given that the Internal Revenue Service will accept, or a court will uphold, the tax consequences described in the accompanying term sheet.

NOT FDIC/NCUA INSURED / MAY LOSE VALUE / NO BANK GUARANTEE NOT A DEPOSIT / NOT INSURED BY ANY FEDERAL GOVERNMENTAL AGENCY